EXHIBIT 99.2
                                                                    ------------
                                   AMENDMENT 2
                                TO THE AGREEMENT
       BETWEEN SEMOTUS SOLUTIONS, INC. AND BATHGATE CAPITAL PARTNERS, LLC

This Amendment, entered into this 29th day of April, 2005, modifies the Agreement by and among Semotus Solutions, Inc. (the "Company") and Bathgate Capital Partners, LLC ("Bathgate") dated May 27, 2004 and Amendment 1 (the "Agreement").

WHEREAS, the Parties desire to amend the Agreement as set forth below, for the purposes of the Business Combination with Clickmarks, Inc.

NOW THEREFORE, for good and valuable consideration, in consideration of the mutual covenants and conditions set forth herein, and with the intent to be legally bound hereby, the Company and Bathgate agree to amend the Agreement for the purposes of the Business Combination with Clickmarks, Inc. as follows:

SECTION 1(d) OF THE AGREEMENT IS AMENDED SO THAT THE DEFINITION SHALL BE IDENTICAL TO WHAT IS AGREED UPON BY THE COMPANY AND CLICKMARKS, AND AS DEFINED IN THE DEFINITIVE ASSET PURCHASE AGREEMENT TO BE AGREED UPON BY AND AMONG THE COMPANY AND CLICKMARKS.

SECTION 4(d) OF THE AGREEMENT IS DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING LANGUAGE:
"CONTINGENT FEE. IF, DURING THE ENGAGEMENT PERIOD OR THE TAIL PERIOD YOU ENTER INTO AN AGREEMENT THAT SUBSEQUENTLY RESULTS IN A BUSINESS COMBINATION WITH A BATHGATE CAPITAL CONTACT, YOU SHALL PAY US AN ADDITIONAL FEE BASED ON THE
FOLLOWING: 3% OF THE PURCHASE PRICE (AS DEFINED ABOVE) PAID IN SUCH BUSINESS COMBINATION UP TO AND INCLUDING $1,000,000; PLUS 2 1/2 % OF THE PURCHASE PRICE PAID IN SUCH BUSINESS COMBINATION GREATER THAN $1,000,000 AND UP TO AND INCLUDING $2,000,000."

THE SECOND SENTENCE OF SECTION 4(c) OF THE AGREEMENT IS DELETED IN ITS ENTIRETY AND REPLACED WITH THE FOLLOWING LANGUAGE: "PAYMENT FOR THE CLICKMARKS BUSINESS COMBINATION WILL BE AS FOLLOWS: THE FEE WILL BE PAID IN RESTRICTED COMMON STOCK AT ONE HUNDRED AND TWENTY PERCENT (120%) OF THE VALUE OF THE FEE. ADDITIONALLY, BATHGATE SHALL RECEIVE CERTAIN REGISTRATION RIGHTS EQUIVALENT TO THE REGISTRATION RIGHTS GRANTED TO CLICKMARKS SHAREHOLDERS AND AS SET FORTH IN THE DEFINITIVE ASSET PURCHASE AGREEMENT TO BE AGREED UPON BY AND AMONG THE COMPANY AND CLICKMARKS."

FINANCING COMPENSATION. The Company agrees to pay Bathgate the following fees for a financing transaction provided by a Bathgate Capital contact:


          (a) Contingent Fee. If, during the Engagement Period or the tail period the Company enters into an agreement that subsequently results in a Financing Transaction with a Bathgate Capital Contact, the Company shall pay Bathgate an additional fee based on the following:

     Senior Debt 2.0% cash-of the loan commitment amount, and "Contingent Warrants" equivalent to 2.0% of the securities that could be purchased based upon the funded amount at the closing bid price on the day of closing;

     Subordinated        Debt 7.0% cash-of the loan commitment amount and
                         Contingent Warrants equivalent to 7.0% of the securities that could be purchased based upon the funded amount at the closing bid price on the day of closing:

     Equity or Convertible Debt 10.0% cash-of the capital raised and Contingent Warrants equivalent to 10.0% of the securities sold by the Company in the transaction.

          (f) Contingent Warrants. The number of Contingent Warrants to be issued to Bathgate pursuant to the schedule in subparagraph (f) shall be determined as follows: (a) with respect to non-convertible debt, the number
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     of warrants shall be equal to the sum of the number of shares of common stock that could have been purchased using the debt commitment proceeds multiplied by the applicable warrant coverage percentage (e.g., 2% or 8%); or (b) with respect to equity or convertible debt, the number of warrants shall be equal to the sum of the total number of shares issued or that would be issued upon conversion multiplied by the applicable warrant coverage percentage. For purposes of determining the "number of shares of common stock that could be purchased" the most recent ten day average of the quoted bid and the ask price of the Company's common stock shall be used; or, if the Company is a private company, the fair market value shall be the per share offering price of any offering completed by the Company within the immediately preceding three month period; or, if no current offering has been made, by the mutual agreement of the Company and Bathgate. The terms and conditions of the Warrants shall be no less favorable than those contained in any securities issued by the Company in the transaction, shall provide for a term of five years, shall contain standard anti-dilution and cashless exercise provisions; and shall also provide the holders of the Warrants with "piggy-back" and "take-along" registration rights to register the shares underlying the warrants at the Company's cost.

          (g) Payment of Contingent Fee. The Contingent Fee shall be paid at the closing of the Financing Transaction for which it is payable; provided that compensation due to Bathgate Capital as a result of capital proceeds that are contingent upon the occurrence of some future event or pursuant to any Financing Transaction shall be paid by the Company to Bathgate Capital at the earlier of (a) the receipt of such capital, or (b) the time that the amount of such capital can be determined. No fee payable to any other advisor shall operate to reduce the fees payable to Bathgate Capital hereunder.

All of the terms and conditions of the original Agreement and Amendment(s) remain in full effect, unless specifically modified by the terms herein.

Fax Signatures. The parties hereby agree that signatures transmitted and received via facsimile or other electronic means shall be treated for all purposes of this Addendum, and any future Addendums or Amendments, as original signatures and shall be deemed valid, binding and enforceable by and against both parties.

BOTH PARTIES HERETO REPRESENT THAT THEY HAVE READ THIS AMENDMENT, UNDERSTAND IT, AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS STATED HEREIN, AND ACKNOWLEDGE RECEIPT OF A SIGNED, TRUE AND EXACT COPY OF THIS AMENDMENT.

IN WITNESS WHEREOF, the parties hereto hereby execute this Amendment by their duly authorized representatives on the dates set forth below.

================================================================================
AGREED TO:

SEMOTUS SOLUTIONS, INC.                     BATHGATE CAPITAL PARTNERS, LLC

BY:      /S/ ANTHONY LAPINE                 BY:      /S/ VICKI BARONE

NAME:    ANTHONY LAPINE                     NAME:    VICKI BARONE

TITLE:   PRESIDENT AND CEO                  TITLE:   SR. MANAGING PARTNER
================================================================================

DATE:    MAY 2, 2005                        DATE:    APRIL 29, 2005

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